Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-194840, No. 333-201983, No. 333-209520, No. 333-216001, No. 333-222959 and No. 333-252779) on Form S-8 of our report dated August 6, 2021, with respect to the consolidated financial statements of Paylocity Holding Corporation and the effectiveness of internal control over financial reporting.

Our report refers to a change in method of accounting for leases as a result of the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases.

/s/ KPMG LLP

Chicago, Illinois
August 6, 2021